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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Verneuille, Janet T.
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   (Last)               (First)                 (Middle)

1103 Millstone Road
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                                    (Street)

Sag Harbor, NY 11963
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Bridge Bancorp, Inc.  BDGE

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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
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4. Statement for Month/Year

02/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)



   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


       Sr. Vice President & CFO
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                      2,007          D
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Common Stock (Restricted*)             01/17/01       A        V       540       A      $16.50      900          D
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Common Stock                           02/02/01       P                54 shs.    A      $16.25     114          I    Husband
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Common Stock                                                                                        395          D   Self & Husband
                                                                                                                     Joint Tenants
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Common Stock                                                                                         28          D   Self & Son
                                                                                                                     Joint Tenants
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Common Stock                                                                                         28          D   Self & Daughter
                                                                                                                     Joint Tenants
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Common Stock                                                                                         28          D   Self & Daughter
                                                                                                                     Joint Tenants
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*540 Shares awarded under the Equity Incentive Plan, of which, 180 vested on January 15, 2001 and 180 vesting on each anniversary thereafter conditioned on continued service at the time of vesting. Of the 180 shares vested on January 15, 2001, 60 shares are included in the directly owned common stock above, and an additional 120 shares are included in the beneficially owned common stock above. 540 Shares awarded under the Equity Incentive Plan, vesting 180 on January 17, 2002 and 180 on each anniversary thereafter conditioned on continued service at the time of vesting.



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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Options                01/17/01  A    V   1,500        01/17/01 01/17/11 Common Stock 1,500 $16.50   7,500      D
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
Explanation of Responses:




/s/ Janet T. Verneuille                                         03/09/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.